------
                                     FORM 5
                                     ------


/ / Check box if no               U.S. SECURITIES AND EXCHANGE COMMISSION
    longer subject to                       WASHINGTON, DC 20549
    Section 16. Form
    4 or Form 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    obligations may
    continue. See            Filed pursuant to Section 16(a) of the Securities
    Instruction 1(b)                         Exchange Act of 1934,
/ / Form 3 Holdings                  Section 17(a) of the Public Utility
    Reported                 Holding Company Act of 1935 or Section 30(f) of
/X/ Form 4                              the Investment Company Act
    Transactions                                   of 1940
    Reported

------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
    Moller,        Paul                           Moller International, Inc. (OTC: MLER)        Issuer (Check all applicable)
---------------------------------------------------------------------------------------------    X Director        X 10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
                                                  Number of Reporting        Month/Year          X  Officer (give    Other (Specify
                                                  Person (Voluntary)                            ----        title ---       below)
9350 Currey Rd.                                                               06 / 2002                     below)
-------------------------------------------                               -------------------
                 (Street)                      5. If Amendment,                                             President
                                                  Date of Original
Dixon              CA              95620          (Month/Year)                               7. Individual or Joint/Group Filing
-------------------------------------------                                                      (Check Applicable Line)
(City)           (State)           (ZIP)         -------------------                          X
                                                                                             -- Form Filed by One Reoporting Person
                                                                                             -- Form Filed by more than 1 Reporting
                                                                                                Person

------------------------------------------------------------------------------------------------------------------------------------
                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Issuer's     Direct         Benefi-
                                  (Month/                                                Fiscal Year         (D) or         cial
                                   Day/                 ----------------------------     (Instr. 3 and 4)    Indirect       Owner-
                                   Year)                Amount    (A) or      Price                          (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                             4)

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------
Common Stock                     4/23/2002      S4         2,000       D        $ 3.25                            D
Common Stock                     4/23/2002      S4           500       D        $ 3.25                            D
Common Stock                      5/9/2002      S4         1,000       D        $ 3.25                            D
Common Stock                      5/9/2002      S4         1,540       D        $ 3.25                            D
Common Stock                      5/9/2002      S4         2,000       D        $ 3.25                            D
Common Stock                      5/9/2002      S4           600       D        $ 3.25                            D
Common Stock                      5/9/2002      S4           308       D        $ 3.25                            D
Common Stock                      5/9/2002      S4         2,000       D        $ 3.25                            D
Common Stock                      5/9/2002      S4           500       D        $ 3.25                            D
Common Stock                      5/9/2002      S4         2,350       D        $ 3.25                            D
Common Stock                      5/9/2002      S4         1,462       D           $ -                            D
Common Stock                     5/21/2002      S4         3,000       D        $ 3.25                            D
Common Stock                     5/21/2002      S4         1,538       D           $ -                            D
Common Stock                     5/21/2002      S4         2,000       D        $ 3.25                            D
Common Stock                     5/21/2002      S4         2,000       D        $ 3.25                            D
Common Stock                     6/24/2002      S4         1,000       D        $ 3.25                            D
Common Stock                     6/24/2002      S4         1,000       D        $ 3.25                            D
Common Stock                     6/24/2002      S4         1,000       D        $ 3.25                            D
Common Stock                      7/1/2002      S4         1,000       D        $ 3.25                            D
Common Stock                     9/20/2002      S4           646       D           $ -                       J - Guarantee Payment
Common Stock                     9/20/2002      S4           308       D           $ -                       J - Guarantee Payment
Common Stock                     9/20/2002      S4            56       D           $ -                       J - Guarantee Payment
Common Stock                     9/20/2002      S4           140       D           $ -                       J - Guarantee Payment
Common Stock                     9/20/2002      S4           154       D           $ -                       J - Guarantee Payment
Common Stock                     9/20/2002      S4         2,797       D           $ -                       J - Guarantee Payment
Common Stock                     9/20/2002      S4           769       D           $ -                       J - Guarantee Payment
Common Stock                     9/20/2002      S4           769       D           $ -                       J - Guarantee Payment
Common Stock                     9/20/2002      S4           308       D           $ -                       J - Guarantee Payment
Common Stock                     9/20/2002      S4           154       D           $ -                       J - Guarantee Payment
Common Stock                     9/20/2002      S4           308       D           $ -                       J - Guarantee Payment
Common Stock                     9/20/2002      S4           462       D           $ -                       J - Guarantee Payment
Common Stock                     9/20/2002      S4         1,538       D           $ -                       J - Guarantee Payment
Common Stock                     9/20/2002      S4           154       D           $ -                       J - Guarantee Payment
Common Stock                     9/20/2002      S4           615       D           $ -                       J - Guarantee Payment
Common Stock                     9/20/2002      S4           308       D           $ -                       J - Guarantee Payment
Common Stock                     9/20/2002      S4         2,308       D           $ -                       J - Guarantee Payment
Common Stock                     9/20/2002      S4           308       D           $ -                       J - Guarantee Payment
Common Stock                     9/20/2002      S4           154       D           $ -                       J - Guarantee Payment
Common Stock                     9/20/2002      S4           699       D           $ -                       J - Guarantee Payment
Common Stock                     9/20/2002      S4           308       D           $ -                       J - Guarantee Payment
Common Stock                     9/20/2002      S4           154       D           $ -                       J - Guarantee Payment
Common Stock                     9/20/2002      S4            56       D           $ -                       J - Guarantee Payment
Common Stock                     9/20/2002      S4           154       D           $ -                       J - Guarantee Payment
Common Stock                     9/20/2002      S4           308       D           $ -                       J - Guarantee Payment
Common Stock                     9/20/2002      S4           308       D           $ -                       J - Guarantee Payment
Common Stock                     9/20/2002      S4         1,231       D           $ -                       J - Guarantee Payment
Common Stock                     9/20/2002      S4         4,364       D           $ -                       J - Guarantee Payment
Common Stock                     9/20/2002      S4           154       D           $ -                       J - Guarantee Payment
Common Stock                     9/20/2002      S4         1,399       D           $ -                       J - Guarantee Payment
Common Stock                     9/20/2002      S4           154       D           $ -                       J - Guarantee Payment
Common Stock                     9/20/2002      S4           769       D           $ -                       J - Guarantee Payment
Common Stock                     9/20/2002      S4           154       D           $ -                       J - Guarantee Payment
Common Stock                     9/20/2002      S4           154       D           $ -                       J - Guarantee Payment
Common Stock                     9/20/2002      S4           154       D           $ -                       J - Guarantee Payment
Common Stock                     9/20/2002      S4           308       D           $ -                       J - Guarantee Payment
Common Stock                     9/20/2002      S4         7,077       D           $ -                       J - Guarantee Payment
Common Stock                     9/20/2002      S4            77       D           $ -                       J - Guarantee Payment
Common Stock                     9/20/2002      S4           308       D           $ -                       J - Guarantee Payment
Common Stock                     9/20/2002      S4           559       D           $ -                       J - Guarantee Payment
Common Stock                     9/20/2002      S4           462       D           $ -                       J - Guarantee Payment
Common Stock                     9/20/2002      S4           308       D           $ -                       J - Guarantee Payment
Common Stock                     9/20/2002      S4           699       D           $ -                       J - Guarantee Payment
Common Stock                     9/20/2002      S4           154       D           $ -                       J - Guarantee Payment
Common Stock                     9/20/2002      S4           923       D           $ -                       J - Guarantee Payment
Common Stock                     9/20/2002      S4           923       D           $ -                       J - Guarantee Payment
Common Stock                     9/20/2002      S4         2,769       D           $ -                       J - Guarantee Payment
Common Stock                     9/20/2002      S4           154       D           $ -                       J - Guarantee Payment
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                 27,977,915
------------------------------------------------------------------------------------------------------------------------------------



*If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v). Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Over)

           (Print or Type Responses)           (Bulletin No. 177, 10-15-97)



FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration         Securities         Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                               --------------- Exer-   tion       Title   Number of
                                                                (A)     (D)    cisable Date               Shares
------------------------------------------------------------------------------------------------------------------------------------
Common Stock
Purchase Options             $1.14      9/21/98                                9/21/98 9/21/08    Common  6.000.000      $1.14
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              of Derivative               Indirect
   (Instr. 3)                   Securities              Security:                   Beneficial
                                Beneficially            Direct (D)                  Ownership
                                Owned at End            or Indirect (I)             (Instr. 4)
                                of Year                 (Instr. 4)
                                (Instr. 4)

-------------------------------------------------------------------------------------------------------
Common Stock                    6,000,000                   D
Purchase Options
-------------------------------------------------------------------------------------------------------
Explanation of Responses:

Note 2: The Company did not recognize any compensation expense in connection with the issuance of these options, as the Company values their issuance under the "intrinsic value method", and option price exceeded or equalled the market price of the underlying stock at the time of the grant.


/s/ Paul Moller                                  February 14, 2002
--------------------------------                 -----------------
**Signature of Reporting Person                  Date


----------
**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



Note. File three copies of this Form, one of which must be manually signed.

                                    Page 2

If space provided is insufficient, see Instruction 6 for procedure.

(Bulletin   No. 177, 10-15-97)